Circuit City Stores, Inc. Reports Third Quarter Sales

Richmond, Va., December 6, 2004 - Circuit City Stores, Inc. (NYSE:CC) today reported sales for the third quarter and nine months ended November 30, 2004.


                                                 Three Months Ended                          Comparable
                                                     November 30           Year-Over-        Store Sales
(Dollar amounts in billions)                     2004         2003         Year Change       Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales .....................    $2.36        $2.41          (2.1)%            (4.3)%
International segment sales ................     0.14            -             -                 -
                                                ---------------------------------------------------------
Net sales and operating revenues............    $2.50        $2.41           3.8%             (4.3)%
                                                =========================================================



                                                 Nine Months Ended                           Comparable
                                                     November 30           Year-Over-        Store Sales
(Dollar amounts in billions)                     2004         2003         Year Change       Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales......................    $6.63        $6.50           2.1%               1.2%
International segment sales ................     0.28            -             -                  -
                                               ----------------------------------------------------------
Net sales and operating revenues............    $6.91        $6.50           6.4%               1.2%
                                                =========================================================

(a) Comparable store sales include merchandise sales from domestic stores that have been open for 12 full calendar months and from all relocated stores, as well as merchandise sales originated by circuitcity.com. Circuit City expects to include international segment sales in consolidated comparable store sales beginning with the second quarter of next fiscal year.

For the third quarter ended November 30, 2004, total sales increased 3.8 percent to $2.50 billion from $2.41 billion in the same period last year, with comparable store merchandise sales decreasing 4.3 percent. For the nine months, total sales increased 6.4 percent to $6.91 billion from $6.50 billion in the first nine months of last fiscal year, with comparable store merchandise sales increasing 1.2 percent.

"Our sales performance in the third quarter did not meet our expectations, and the weakness was magnified by a number of factors. First, a strategic decision to be less promotional than last year in music and movie software, coupled with a weaker new release schedule, resulted in lower traffic and sales. Second, business model changes in digital satellite services and wireless phones and related products negatively impacted sales," said W. Alan McCollough, Circuit City's chairman, president and chief executive officer.

Decreases in music and movie software sales accounted for approximately 160 basis points of the company's overall comparable store sales decline. A decrease in digital video service sales, principally driven by a business model change, accounted for approximately 120 basis points of the company's overall comparable store sales decrease. A decrease in wireless sales, principally driven by the business model change, accounted for approximately 90 basis points of the company's overall comparable store sales decrease. The decision to promote and price music less aggressively and to limit quantities of the most promotional offers on the Friday after Thanksgiving had a negative impact on that day's sales.

"We continue to generate strong growth in Web-originated sales, and we are pleased with the consumer reaction to our next-generation Web site," said McCollough. "I would also like to thank our Associates for their hard work."

Domestic Segment
For the third quarter, total sales for the domestic segment decreased 2.1 percent to $2.36 billion from $2.41 billion in the same period last year, with comparable store merchandise sales decreasing 4.3 percent. For the first nine months, total sales for the domestic segment increased 2.1 percent to $6.63 billion from $6.50 billion in the same period last year, with comparable store merchandise sales increasing 1.2 percent.

Sales by Merchandise Category. The percent of merchandise sales represented by each major product category for the quarters and nine-month periods ended November 30, 2004 and 2003, is shown below. International segment sales are not included in sales by merchandise category.



                                                     Three Months Ended           Nine Months Ended
                                                         November 30                  November 30
                                                    2004            2003          2004          2003
-------------------------------------------------------------------------       --------------------
Video........................................       43%             42%           42%            40%
Audio........................................       15              13            13             14
Information technology.......................       29              31            33             33
Entertainment................................       13              14            12             13
                                                  -----------------------       ---------------------
Total........................................      100%            100%          100%           100%
                                                  =======================       ====================

Comparable store sales for the third quarter in the video category were relatively unchanged. Triple-digit comparable store sales growth in plasma displays, double-digit comparable store sales growth of LCD displays and digital imaging products and single-digit comparable store sales growth in digital televisions were offset by double-digit declines in tube television, DVD player and digital video service comparable store sales and a single-digit decline in camcorder comparable store sales. During the second quarter, the business model for digital satellite services changed to substitute lower hardware cost for activation revenue.

For the third quarter, in the audio category, Circuit City produced a single-digit comparable store sales increase. Double-digit comparable store sales growth in both portable audio products, driven by digital audio products such as MP3 players, and mobile audio products, driven primarily by satellite radio, was partially offset by a double-digit comparable store sales decline in home audio products.

A single-digit comparable store sales decrease in the information technology category in the third quarter reflects single-digit comparable store sales declines in both personal computer hardware and accessories. In personal computer hardware, double-digit comparable store sales declines in desktop computers, monitors and printers were partially offset by double-digit comparable store sales growth in notebook computers. During the third quarter, the company launched Verizon Wireless stores within more than 570 stores. Verizon Wireless operates the stores, and Circuit City receives revenue, which is included in total and comparable store sales, for each new handset activation. In the past, total and comparable store sales included sales of wireless handsets and accessories, and revenues received for upgrades and new subscribers.

In the entertainment category, Circuit City produced a double-digit comparable store sales decrease, reflecting double-digit comparable store sales declines in video software and music software and a single-digit comparable store sales decline in game products, for the third quarter.

Credit Revenues. The domestic segment generates credit revenues from an ongoing arrangement under which Chase Card Services offers private-label and co-branded credit cards to Circuit City customers. The revenue generated from new account activations is offset by the cost associated with promotional financing over a predetermined base. "We are pleased that the number of new account activations generated during the quarter exceeded our expectations," said McCollough.
"However, the cost associated with promotional financing also exceeded our expectations this quarter as we responded to a more aggressive promotional financing competitive environment and saw a higher-than-expected penetration of promotional financing during November." In this year's third quarter, the domestic segment's net credit revenues were approximately $1.9 million, comprised of new account activation revenue of $13.3 million and promotional financing cost of $11.5 million.

Prior to this year's second quarter, private-label and co-branded credit cards were made available through Circuit City's wholly owned subsidiary, First North American National Bank. Private-label and co-branded finance income was reported as finance income on the consolidated statements of operations in prior periods and, thus, was not included in total sales.

Store Revitalization. During the quarter, the domestic segment opened 18 Superstores, relocated 12 Superstores and fully remodeled one Superstore. The company expects to open another nine Superstores and relocate an additional seven Superstores in the fourth quarter.

International Segment
Circuit City's total sales for the third quarter include international segment sales of $142.2 million; total sales for the nine months include international segment sales of $281.7 million. The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004. International segment sales will not be included in the company's comparable store sales until the second quarter of next fiscal year. For the quarter ended November 30, 2004, InterTAN sales increased 14.5 percent, from $124.2 million in the same period last year prior to Circuit City's acquisition, and InterTAN comparable store merchandise sales increased 3.3 percent. For the full nine months ended November 30, 2004, including the period before the Circuit City acquisition, InterTAN sales increased 15.2 percent from $313.4 million in the same period last year, and InterTAN comparable store merchandise sales increased
5.5 percent. The effect of fluctuations in foreign currency exchange rates accounted for approximately eight percentage points of InterTAN's third quarter total sales increase and approximately six percentage points of the nine-month increase.

Stock Buyback
Circuit City continued to repurchase stock in the open market, consistent with the board's $400 million authorization. As of November 30, 2004, the company had repurchased and retired 24.8 million shares under this authorization at a cost of $294.4 million. Of this total, repurchases and retirements during the third quarter totaled 4.5 million shares at a cost of $69.4 million.

Earnings Release, Sales Release and Conference Call Information
Circuit City plans to release third quarter results before the market opens on December 17. The company expects to host a conference call for investors at 11:00 a.m. EST that day. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 3:00 p.m. EST, December 17, and will remain available through December 24. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 2255164. A replay of the call also will be available on the Circuit City investor information home page.

Circuit City plans to release December sales results before the market opens on January 5, 2005. The company expects to host a conference call for investors at 10:00 a.m. EST that day. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EST, January 5, and will remain available through January 12. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 2685515. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At November 30, the domestic segment operated 622 Superstores and five mall-based stores in 160 U.S. markets. At November 30, the international segment operated through 1,026 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to continue to generate strong sales growth through its Web site, (2) the availability of real estate that meets the company's criteria for new and relocating stores, (3) the cost and timeliness of new store openings and relocations, (4) consumer reaction to new store locations and changes in the company's store design and merchandise, (5) the extent to which customers respond to promotional financing offers and the types of promotional terms the company offers, (6) future levels of sales activity and the acceptance of the third-party credit program including the related rewards component by consumers on an ongoing basis, and (7) effectiveness of the company's brand awareness and marketing programs. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

                                       ###

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033